U.S. Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549	29 May 2020

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 29, 2020 of Uranium Energy Corp., and we are in agreement with the statements contained in paragraphs 2 through 5 therein.  We have no basis to agree or disagree with the other statements of the registrant contained therein.

Yours very truly,